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"Certain portions of this Exhibit have been omitted and filed separately with the Commission based upon a request for confidential treatment."

Exhibit 10.27

Contract for the Sale of

Uranium Concentrates

from

URI, Inc.

to

UG U.S.A., Inc.

        THIS CONTRACT is made and entered into as of this 12th day of August 2003, by and between URI, Inc., a Delaware corporation having its principal offices in Dallas, Texas (hereinafter referred to as "URI") and UG U.S.A., Inc. a Georgia corporation having its principal offices in Atlanta, Georgia (hereinafter referred to as "UG").

WITNESSETH:

        WHEREAS, URI desires to sell U3O8, as defined herein; and

        WHEREAS, UG has a need for and desires to purchase a quantity of said U3O8 from URI; and

        NOW, THEREFORE, in consideration of the premises above recited and the mutual covenants hereinafter set forth, the parties hereto (hereinafter referred to as the "Parties") agree to the following terms and conditions:

Article 1—Definitions

        When used herein with initial or complete capitalization, the terms set forth below shall have the definitions provided. Words importing persons include corporations and words importing only the singular include the plural and vice versa where the context requires.

        1.1   Annual Notice shall mean that notice to be given by UG pursuant to Article 4.1, which shall identify the Binding Quantity to be purchased during the next Delivery Year, the non-binding Delivery Date(s), and the binding Convertor(s) to which deliveries are to be made.

        1.2   Binding Delivery Notice shall mean that notice to be given by UG pursuant to Article 4.2, which shall identify the Binding Delivery Date in a Delivery Year.

        1.3   Binding Quantity shall mean the firm quantity of U3O8 to be purchased by UG during a Delivery Year.

        1.4   Book Transfer shall mean the account-to-account transfer of U3O8 at the Convertor from the concentrates account of URI, or an account designated by URI, to the account of UG, or an account designated by UG.

        1.5   Contract shall mean this document, including any Exhibit(s) hereto.

        1.6   Convertor shall mean the operator of the conversion facility or the conversion facility itself of ConverDyn or Cameco Corporation, as specified by UG in accordance with Article 4, or Comurhex, if mutually agreed to in writing by URI and UG.

        1.7   Delivery has the meaning assigned to it in Article 5.

        1.8   Delivery Date shall mean the date upon or by which the Delivery Quantity shall be scheduled for delivery to UG.

        1.9   Delivery Quantity shall mean the total Binding Quantity to be delivered on a specific Delivery Date within a Delivery Year during the term of the Contract.

        1.10 Delivery Year shall mean each Calendar Year during the initial term and any extensions of this Contract.

        1.11 Force Majeure shall be as defined in Article 10.1(a) through (d).

        1.12 GDP-IPD shall mean the Gross Domestic Product Implicit Price Deflator as published in the Survey of Current Business by the U.S. Department of Commerce, Bureau of Economic Analysis.

        1.13 Index Value shall mean the most recent and available Gross Domestic Product Implicit Price Deflator quarterly value, as published in the Survey of Current Business by the U.S. Department of Commerce, Bureau of Economic Analysis.

        1.14 Laws and Regulations shall mean all applicable statutes, regulations, codes, laws, licenses, decisions, orders, directives, interpretations, policy statements, regulatory guides, rules, criteria, and license requirements enforced or issued by any applicable government, federal, state, or local, or any governmental agency, authority, or body.

        1.15 Natural UF6 shall mean uranium in its natural, unenriched state, having a concentration of the isotope U235 of at least 0.711 weight percent (w/o), which uranium is in the form of natural uranium hexafluoride.

        1.16 Nominal Quantity shall mean the non-binding estimate of the quantity of U3O8 to be provided by URI and purchased by UG during a Delivery Year.

        1.17 U3O8 shall mean uranium as triuranium octoxide (U3O8) contained in uranium concentrates of domestic U.S. origin which conform to the specifications set forth in Article 8 or which are otherwise accepted by the Convertor. Unless otherwise indicated, all measurements expressed in pounds shall refer to pounds (avoirdupois weight) of U3O8 contained in such concentrates.

        1.18 U235 shall mean the isotope of uranium with the atomic weight 235.

Article 2—Term of Contract

        2.1   The initial term of this Contract shall begin on January 1, 2005 and will end on December 31, 2008, unless earlier terminated or extended in accordance with the applicable provisions of this Contract.

Article 3—Scope of Contract

        3.1   URI shall provide quantities of U3O8 to be specified by UG pursuant to Article 4. URI shall deliver the U3O8 in accordance with Article 5. The U3O8 shall meet the specifications provided in Article 8.

        3.2   The Nominal Quantity of U3O8 to be sold and delivered in each Delivery Year shall be 300,000 lbs U3O8, plus or minus fifteen percent (+/-15%).

        3.3   UG and URI agree that URI's obligation to supply U3O8 hereunder is not limited to the success of any specific uranium development project to be undertaken by URI, and that URI has the right to supply U3O8 to be delivered hereunder from any source whatsoever, provided such U3O8 is of U.S. origin. Notwithstanding this, URI represents that it presently has under lease or otherwise secured sufficient economically recoverable uranium reserves to satisfy the requirements of this Contract.

        3.4   URI agrees that the failure of URI to maintain reserves as provided hereby and to proceed deliberately to produce the U3O8 from the properties it controls on such a schedule as is reasonably anticipated to maintain URI in a position to sell and deliver U3O8 to UG in accordance with this Contract shall not constitute a Force Majeure under Article 9 hereof.

        3.5   URI agrees that it will not, without prior written consent of UG, dedicate, use, or sell to third parties, U3O8 from its properties that, at the time of entering into a new sales commitment, will reduce the recoverable balance of U3O8 in these properties to an amount less than the amount required to be supplied to UG hereunder.

Article 4—Notices

        4.1   UG shall establish the Binding Quantity, which shall be no less than 255,000 lbs U3O8 and no more than 345,000 lbs U3O8, to be in effect for a given Delivery Year by written notification to URI, given by September 1 of each year preceding a Delivery Year ("Annual Notice"). The Annual Notice shall also set out the non-binding Delivery Date(s), a maximum of two (2) deliveries per Delivery Year, on which UG will require the Delivery Quantity of U3O8 to be delivered, and the binding Convertor(s) to which the deliveries are to be made. UG may elect only one delivery location for a given Delivery Quantity, but may elect different delivery locations for different Delivery Quantities within a given Delivery Year.

        4.2   UG shall provide a binding notice of the Delivery Date(s) at least one hundred and twenty (120) days prior to the Delivery Date by written notification to URI ("Binding Delivery Notice"). However, delivery in Delivery Year 2005 shall occur between January 1, 2005 and January 31, 2005, unless otherwise agreed.

Article 5—Delivery

        5.1   Delivery shall mean Delivery of the U3O8 by URI as set forth in Article 4.1, by Book Transfer to a Convertor.

        5.2   Delivery shall be deemed to have been effected when the U3O8 is credited to UG's or a designated account of UG at the Convertor.

        5.3   URI shall request Convertor to provide written confirmation to UG that delivery has occurred.

Article 6—Price

        6.1   Payment will be made in U.S. Dollars. All prices for U3O8 delivered pursuant to this Contract shall be expressed in terms of U.S. Dollars per pound ($/lb) U3O8.

        6.2   The Price shall be $[REDACTED] per pound U3O8, which shall be adjusted from the fourth quarter 2003 until the quarter immediately preceding a quarter of Delivery by changes in the GDP-IPD Index Value. The price includes any transfer fees that may be imposed by the Convertor at the time of Delivery to UG.

        6.3   In the event that the basis for the GDP-IPD is substantially modified or the Index is discontinued, the appropriate adjustment to the Index Value or selection of a substitute index, as applicable, shall be made by agreement of the Parties. If the Index is converted from one base period to a new base period, U.S. Department of Commerce re-basing factors will be applied so that the basis for determining the percent change between the Index figures is not altered.

        6.4   Under these price adjustment provisions, the percentage change from the Base Index Value to the Index Value at time of Delivery will be calculated and rounded to three (3) decimal places and all dollar values calculated and rounded to two (2) decimal places. If the first digit discarded is less than five (5), then the last digit retained shall not be changed; if the first digit discarded is greater than five (5), and if such first digit is five (5) and is followed by at least one digit other than zero, then the last digit retained shall be increased by one. See Exhibit 1 for an example of a price calculation.

Article 7—Invoicing and Payment

        7.1   URI shall make delivery by Book Transfer to an account designated by UG at a Convertor. URI shall prepare and transmit, in accordance with Article 16, a final invoice for one hundred percent (100%) of an amount equal to: the weight of the U3O8 in pounds (avoirdupois weight) based on the Convertor's notice of transfer at the Convertor, multiplied by the unit price as specified in Article 6 hereof. URI shall indicate on any final invoice the publication(s) used to obtain any Index Values used in the price computation. UG shall pay to URI the amount specified in the final invoice within thirty (30) days after the later of (1) the actual Delivery Date or (2) receipt by UG of the final invoice.

        7.2   URI shall pay all taxes (other than UG's income taxes, if any) duties, royalties, or charges levied or imposed on the U3O8 prior to and coincident with Delivery. All taxes, duties, or charges of any kind imposed on the U3O8 subsequent to Delivery shall be paid by UG. Any book transfer fees imposed by the Convertor shall be paid by URI.

        7.3   Any additional shipping cost (if any) incurred by URI as a result of Delivery to Comurhex shall be for UG's account.

        7.6   All amounts due and payable to URI hereunder shall be paid by wire transfer to the account of URI or its nominee at a financial institution of URI's choice in the United States, to be designated on each and every invoice.

        7.7   Any amount due and payable by either Party under this Contract which is not paid by the time specified herein shall bear interest accruable from the date payment was due until the date payment is finally received, at a rate per annum equal to the Prime Rate of interest, as published by Citibank N.A., New York, New York.

Article 8—Specifications

        8.1   The U3O8 delivered hereunder will meet the Convertor's specifications in effect at the time of Delivery. UG shall not be obligated to accept or pay for U3O8 delivered hereunder unless such U3O8 meets such Convertor's specifications, or as otherwise has been accepted by Convertor. Notwithstanding any other provisions of this Contract to the contrary, in the event that any U3O8 delivered under this Contract is acceptable to the Convertor, only if defined surcharges and treatment charges are paid, URI shall pay or cause to be paid such treatment charges or surcharges to the applicable Convertor, and UG shall be obligated to accept and pay for such U3O8.

        8.2   Convertor's procedures for weighing, sampling, and assaying, as they may be amended from time to time, shall apply. All weighing, sampling, and assaying charges shall be the responsibility of URI.

Article 9—Default

        9.1   In the event that URI is in default by failing to make a scheduled U3O8 Delivery, provided such failure to deliver is not caused by Force Majeure, and provided such default continues for a period of thirty (30) days after notice from UG to URI specifying the events of default, then UG shall have the option, without prejudice to any other rights and remedies, to terminate this Contract or such Delivery, and the damages payable to UG by URI shall be limited to the amount, if any, by which the cost of replacement U3O8 exceeds the cost of such U3O8, if such Delivery had been purchased under this Contract; provided, however, that UG shall use its best efforts to obtain such replacement U3O8 at the lowest available cost; and

        9.2   In the event that UG is in default by failing to accept or pay for a conforming scheduled U3O8 Delivery, provided such failure to accept is not caused by Force Majeure, and provided such default continues for a period of thirty (30) days after notice from URI to UG specifying the events of default, and provided such default substantially impairs the value of the whole Contract, then URI shall have the option, without prejudice to any other rights and remedies, to terminate this Contract or such Delivery, and the damages payable to URI by UG shall be limited to the amount, if any, by which the resale price of the U3O8 is less than the Contract price of such U3O8, if such Delivery had been accepted under this Contract; provided, however, that URI shall use its best efforts to resell such U3O8 at the highest available price.

Article 10—Force Majeure

        10.1 If the performance of this Contract or any obligation hereunder is prevented, restricted, or interfered with by any cause or unforeseeable circumstance beyond the reasonable control of the Party so failing (Force Majeure), including, but not limited to:

          (a)   an act of God or the public enemy, fire, explosion, perils of the sea, flood, drought, war, riot, sabotage, accident, terrorist acts, or embargo;

          (b)   interruptions of or delay in transportation, inadequacy or shortage or failure of supply of materials (other than the U3O8 to be supplied hereunder), equipment breakdowns, or labor trouble from whatever cause arising;

          (c)   compliance by UG or URI with any order, action, direction, or request of any court, governmental office, department, agency, authority, or committee thereof; or

          (d)   refusal, non-grant, revocation, or suspension of any permit, license, authorization, or certificate or consent by any governmental authority necessary for the performance of this Contract;

then, except as provided in Article 10.2 below, the Party so affected, upon giving prompt written notice to the other Party, including the cause or circumstance and the expected duration of such cause or circumstance, shall be excused from performing such obligation to the extent of such prevention, restriction, or interference; provided, however, that the Party so affected shall have used its best efforts to avoid such cause or circumstance or to remove the consequences thereof, and shall continue performance of its obligations hereunder with the utmost dispatch whenever the Force Majeure situation has ceased and shall provide information on a timely basis regarding the circumstances and any change or cessation of the impediment to performance.

        10.2 In the event that, due a Force Majeure, URI's performance, with respect to any Delivery or Deliveries, as the case may be, shall be delayed or otherwise significantly impaired:

          (a)   for a period of sixty (60) days or longer, then UG shall have the right to cancel that Delivery;

          (b)   for a period of one hundred eighty (180) days or longer, then UG shall have the right to cancel any one and up to all Deliveries remaining under this Contract, or reduce future Deliveries of U3O8 under this Contract. In case all remaining Deliveries are cancelled, the Contract is terminated.

Article 11—Warranties

        11.1 URI represents and warrants that:

          (a)   It has all requisite corporate power, authority, and right to enter into this Contract and perform its obligations hereunder and, by entering into this Contract, is not in breach of or default under any other agreement;

          (b)   it has obtained all approvals of any government, governmental agency, authority, or body which are necessary for URI to enter into this Contract;

          (c)   it shall convey upon Delivery all its right, title, and interest in and to the U3O8 to UG;

          (d)   the U3O8 will be delivered to UG free and clear of any liens, encumbrances, or restrictions. URI will, at no cost of expense to UG, take such action as may be required to discharge any lien or claim made with respect to the U3O8 or any party thereof by any third party; and

          (e)   the U3O8 will conform to the specifications set forth under Article 8—Specifications.

          (f)    the U3O8 was not obtained under any arrangement or transaction designed to circumvent the provisions of the Suspension Agreements (signed October 1992, and as amended) between the U.S. Department of Commerce and the Russian Federation.

        11.2 UG represents and warrants that:

          (a)   It has all requisite corporate power, authority, and right to enter into this Contract and perform its obligations hereunder and, by entering into this Contract, is not in breach of or default under any other agreement; and

          (b)   it has obtained all approvals of any government, governmental agency, authority, or body which are necessary for UG to enter into this Contract.

Article 12—Title and Risk of Loss

        12.1 Title to and risk of loss of or damage to the U3O8 and containers for U3O8 shall pass from URI to UG upon Delivery.

Article 13—Licenses and Authorizations

        13.1 The Parties shall comply with all applicable Laws and Regulations and take all such actions as are necessary to obtain and maintain in full force and effect during the term of this Contract any and all licenses, authorizations, and consents required for the proper performance of their obligations hereunder.

        13.2 Upon request, each Party shall provide the other a copy of each license, approval, or permit obtained pursuant to, or necessary for performance in connection with, this Contract.

Article 14—Assignment

        14.1 Except as hereinafter otherwise provided, neither this Contract, nor any duties to be performed hereunder, nor any monies to become due hereunder shall be assigned, delegated, or otherwise disposed of by either Party without the prior written consent of the other party; provided, however, that UG may assign its interest in this Contract to an affiliate without the necessity of obtaining such a consent.

        14.2 URI shall have the right to assign its interest in this Contract to an affiliate or subsidiary of URI or to a trust, corporation, or other entity utilized by URI for purposes of financing URI's uranium operations; provided that URI, as assignor, shall warrant and guarantee the performance hereunder of any such assignee affiliate, subsidiary, trust, corporation, or other entity.

        14.3 This Contract shall not be deemed an asset of either Party and, in the event a Party enters into any voluntary or involuntary receivership, bankruptcy, or insolvency proceeding, the other Party may, upon ten (10) days written notice, terminate the Contract.

Article 15—Confidentiality

        15.1 The terms and conditions, including prices, of this Contract and all information and communications exchanged by the Parties with respect to this Contract shall be confidential, except that UG or URI may disclose all terms and conditions of this Contract to its affiliates, and neither Party shall disclose the same to any third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either UG or URI may disclose to other parties, to the extent necessary to ensure the efficient operation of this Contract, to enforce any right hereunder or to remedy any breach of the agreement contained herein, or as may otherwise be required by law, government agency or regulation, or court of competent jurisdiction.

Article 16—Notices

        16.1 All notices and communications required or permitted herein shall be in writing and shall be deemed properly given if hand delivered, sent by certified mail, express mail or courier, or sent by telecopy or other similar graphic electronic means and confirmed in writing by certified or express mail, courier, or hand delivered, and addressed as follows:

(a)	to UG:	UG U.S.A., Inc. 115 Perimeter Center Place, N.E. Suite 647 Atlanta, Georgia 30346 Attn: Manager, Contract Administration
Telephone: 770-396-3971 Telecopy: 770-396-3974 Email: trading@ugusainc.com
(b)	to URI:	URI, Inc. 650 South Edmonds Lane Suite 108 Lewisville, TX 75067 Attn: Mr. Paul Willmott President
Telephone: (972) 219-3330 Telecopy: (972) 219-3311 Email: pkwu308i@aol.com

Article 17—Governing Law

        17.1 This Contract shall be governed in all respects by and construed in accordance with the Laws of the State of Georgia.

Article 18—Limit of Liability

        18.1 Unless otherwise specified in the Contract, the Parties shall not be responsible for any incidental or consequential damages or losses arising out of the performance of or failure to perform their obligations under this Contract, including, but not limited to, replacement power costs or loss of revenue or loss of anticipated profits.

Article 19—Nonwaiver and Complete Agreement

        19.1 Failure of either UG or URI to enforce any of the provisions hereof, or failure to require strict performance by the other Party of any of the provisions hereof, shall not release either of the Parties from any of its obligations under this Contract, and shall not be deemed a waiver of any right to insist upon performance thereof, or of either Party's rights or remedies under this Contract or by law, and shall in no way affect the validity of any term or condition or any part thereof, or the right of either Party thereafter to strictly enforce each and every provision. No purported oral modification or recession of this Contract by an employee or agent of the Parties shall operate as a waiver of any of the provisions hereof.

        19.2 This written Contract is intended as the final, complete, and exclusive statement of the terms of the agreement between the Parties. All prior proposals, communications, negotiations, understandings, and representations relating to the subject matter of this Contract, whether verbal or written, are hereby abrogated, superseded, and withdrawn. The Parties agree that parole or extrinsic evidence may not be used to vary or contradict the express terms of this Contract and that recourse may not be had to alleged prior dealings or course of performance to explain or supplement the express terms of this Contract. This Contract shall not be amended or modified, and no waiver of any provisions hereof shall be effective, unless set forth in a written instrument signed by both Parties.

Article 20—Miscellaneous

        20.1 If any provision of this Contact is or subsequently becomes invalid or unenforceable for any reason whatsoever, such invalidity shall not affect the validity or operation of any other term, clause, or provision, except only to the extent necessary to overcome such invalidity. The Parties shall cooperate to negotiate mutually acceptable terms to replace any invalid or unenforceable provision.

        20.2 Article headings appearing in this Contract are inserted for convenience of reference only, and shall in no way be construed to be interpretations of text.

        20.3 This Contract may be signed in one or more counterparts, each of which shall be deemed an original.

        IN WITNESS WHEREOF, the Parties hereto have duly caused this Contract to be executed as of the day and year first above written.

URI, INC.	UG U.S.A., Inc.
By:	By:
Title:	Title:

Exhibit 1

Assumptions: Example

Delivery Date:	January 17, 2005
Delivery Quantity:	100,000 lbs U3O8
Base Index Value:	118.5
Index Value:	120.5

Price Calculation:
 [REDACTED]

Total Due = $[REDACTED]/lb U3O8 × 100,000 lbs U3O8 =$[REDACTED]

        Payment due thirty (30) days after the U3O8 Delivery Date, or February 16, 2005

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Contract for the Sale of Uranium Concentrates from URI, Inc. to UG U.S.A., Inc.